   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1996

                                                       REGISTRATION NO. 333-8921
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                      ADVANCED FIBRE COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          3661                  68-0277743
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                         1445 MCDOWELL BOULEVARD NORTH
                               PETALUMA, CA 94954
                                 (707) 794-7700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                  DONALD GREEN
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                      ADVANCED FIBRE COMMUNICATIONS, INC.
                         1445 MCDOWELL BOULEVARD NORTH
                               PETALUMA, CA 94954
                                 (707) 794-7700
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

              SCOTT D. LESTER, ESQ.                              MARK A. BERTELSEN, ESQ.
              KEITH M. ROBERTS, ESQ.                             KENNETH M. SIEGEL, ESQ.
         BROBECK, PHLEGER & HARRISON LLP                            DAVID S. KIM, ESQ.
                    ONE MARKET                              WILSON, SONSINI, GOODRICH & ROSATI
                SPEAR STREET TOWER                               PROFESSIONAL CORPORATION
             SAN FRANCISCO, CA 94105                                650 PAGE MILL ROAD
                  (415) 442-0900                                 PALO ALTO, CA 94304-1050
                                                                      (415) 493-9300

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                                     AMOUNT
                                                                                       TO
                                                                                    BE PAID
                                                                                  ------------

Securities and Exchange Commission registration fee.............................  $     23,595
NASD filing fee.................................................................         7,343
Nasdaq National Market listing fee..............................................        50,000
Printing and engraving expenses.................................................       225,000
Legal fees and expenses.........................................................       250,000
Accounting fees and expenses....................................................       175,000
Blue sky fees and expenses......................................................        10,000
Transfer agent and registrar fees...............................................        15,000
Director and officer insurance premiums.........................................       340,000
Miscellaneous expenses..........................................................       104,062
                                                                                  ------------
      Total.....................................................................  $  1,200,000
                                                                                  ------------
                                                                                  ------------


- ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the state of Delaware (the ``Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.


    In accordance with the Delaware Law, the certificate of incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article five of the Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.


    In connection with the incorporation of the Registrant in the State of Delaware, the Registrant entered into indemnification agreements with each director and certain officers, a form of which is attached as Exhibit 10.20 hereto and incorporated herein by reference. The Indemnification Agreements provide indemnification to such directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance. The Company intends to obtain directors and officers liability insurance, which will insure against liabilities that directors or officers of the Company may incur in such capacities. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    Since September 1993, the Registrant has sold and issued the following securities which were not registered under the Securities Act (all numbers take into account the stock splits effected in September 1995 and August 1996):



    (i) Since September 1993, the Registrant has granted stock options to its employees under its stock option plans covering an aggregate of 3,543,198 shares of the Registrant's Common Stock, at exercise prices ranging from $0.025 to $13.60 per share. The Registrant has issued 404,644 shares upon exercise of these stock options.



    (ii) In October 1993, the Registrant issued and sold an aggregate of 2,040,820 shares of Series B Preferred Stock (convertible into 2,237,878 shares of Common Stock) at $2.50 per share to 26 investors, and warrants to purchase an aggregate of 347,636 shares of Common Stock at $0.125 per share to six investors.



   (iii) In March and May 1994, the Registrant issued and sold an aggregate of 3,200,000 shares of Series C Preferred Stock (convertible into 3,508,988 shares of Common Stock) at $2.50 per share to 31 investors, and warrants to purchase an aggregate of 600,000 shares of Common Stock at $0.25 per share to three investors, and warrants to purchase an aggregate of 5,019,520 shares of Common Stock at $1.165 per share to 31 investors.



    (iv) In October 1994, the Registrant issued and sold an aggregate of 2,080,000 shares of Series D Preferred Stock (convertible into 2,280,844 shares of Common Stock) at $3.125 per share to 13 investors.


    (v) In May 1995, the Registrant issued and sold an aggregate of 563,600 shares of Common Stock at $0.3125 per share to Donald Green, James Hoeck, Henri Sulzer and John Webley pursuant to a restricted stock issuance program approved by the Company's Board of Directors.


    (vi) In September 1995, the Registrant issued and sold an aggregate of 2,193,540 shares of Series E Preferred Stock (convertible into 2,249,014 shares of Common Stock) at $7.00 per share to 10 investors, and warrants to purchase an aggregate of 30,068 shares of Common Stock at $7.00 per share to Hambrecht & Quist, L.P.



   (vii) In April 1996, the Registrant issued and sold an aggregate of 220,000 shares of Series F Preferred Stock (convertible into 220,000 shares of Common Stock) at an effective price of $7.00 per share to Elec and Eltek Communication Holdings Limited. The Registrant purchased all of the stock of AFTEK-Hong Kong that had not previously been owned by the Registrant in exchange for 220,000 shares of such shares of Series F Preferred Stock and approximately $939,000 in cash.



  (viii) Between September 1993 and July 1996, the Registrant has issued and sold 224,284 shares of Common Stock upon exercise of warrants to 11 individuals.



    (ix) Between May 1994 and July 1996, the Registrant has issued and sold 1,264,900 shares of Common Stock upon exercise of warrants to 10 individuals.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensations as provided under Rule 701. The recipients of securities in each such
transaction  represented  their  intentions   to  acquire  the  securities   for
investments only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
 NUMBER                                              DOCUMENT DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------

      1.1  Form of Underwriting Agreement.**
      3.1  Second Amended and Restated Certificate of Incorporation of the Registrant.**
      3.2  Third Amended and Restated Certificate of Incorporation of the Registrant.**
      3.3  Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant.**
      3.4  Bylaws of the Registrant.**
      3.5  Form of Amended and Restated Bylaws of the Registrant.**
      4.1  Specimen Certificate of Common Stock.**
      4.2  Series E Preferred Stock Purchase Agreement, dated September 29, 1995, between the Registrant and certain purchasers of the Registrant's Series E Preferred Stock.**
      4.3  Certificate of Incorporation of the Registrant (included in Exhibit 3.1).**
      5.1  Opinion of Brobeck, Phleger & Harrison LLP.**
     10.1  Form of Warrant Issued In Connection with the Sale of the Registrant's Series A Preferred Stock on
           January 6, 1993.**
     10.2  Form of Warrant Issued In Connection with the Sale of the Registrant's Series B Preferred Stock on
           October 5, 1993.**
     10.3  Form of Warrant Issued in Connection with the Sale of the Registrant's Series C Preferred Stock on March
           16, 1994.**
     10.4  Form of Performance Warrant Issued in Connection with the Sale of the Registrant's Series C Preferred
           Stock on March 16, 1994 and May 4, 1994.**
   10.4.1  Form of Amendment to Warrants and Performance Warrants.**
     10.5  Warrant Issued in Connection with the Sale of the Registrant's Series E Preferred Stock on September 29,
           1995.**
     10.6  Restricted Stock Issuance Agreement, dated May 19, 1995, between the Registrant, Donald Green and
           Maureen Green.**
     10.7  Compensation Agreement, dated May 19, 1995, between the Registrant and Donald Green.**
     10.8  Promissory Note Secured by Pledge Agreement, dated May 31, 1995, by Donald Green in favor of the
           Registrant.**
     10.9  Stock Pledge Agreement, dated June 16, 1995, between the Registrant and Donald Green.**
    10.10  Promissory Note issued by Carl Grivner, dated October 5, 1995, in favor of the Registrant.**
    10.11  Shareholder and Joint Venture Agreement, dated December 28, 1995, between the Registrant and Harris
           Corporation, acting for the purposes of the agreement through its Digital Telephone Systems Division.**+
    10.12  Joint Venture & Partnership Agreement, dated April 11, 1994, between the Registrant and Tellabs
           Operations, Inc.+
    10.13  License, Joint Development, Supply and Authorized Manufacturing Agreement, dated September 25, 1992, between the Registrant and Industrial Technology Research Institute of the Republic of China.**+

 EXHIBIT
 NUMBER                                              DOCUMENT DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------
    10.14  Hangzhou Aftek Communication Registrant Ltd. Contract, dated June 18, 1994, between Advanced Fibre
           Technology Communication (Hong Kong) Limited and Hangzhou Communication Equipment Factory of the MPT.,
           HuaTong Branch.**+
    10.15  1445 & 1455 McDowell Boulevard North Net Lease, dated February 1, 1993, between the Registrant and G &
           W/ Redwood Associates Joint Venture, for the premises located at 1445 McDowell Boulevard North.**
    10.16  Redwood Business Park Net Lease, dated July 9, 1995, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at 1455 McDowell Boulevard North.**
    10.17  Redwood Business Park Net Lease, dated July 10, 1995, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at 1440 McDowell Boulevard North.**
    10.18  Redwood Business Park Net Lease, dated June 3, 1996, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at Buildings 1 & 9 of Willowbrook Court.**
    10.19  Second Amended and Restated Loan and Security Agreement, dated December 7, 1995, between the Registrant and Bank of the West.**
    10.20  Form of Indemnification Agreement for Executive Officers and Directors of the Registrant.**
    10.21  The Registrant's 1993 Stock Option/Stock Issuance Plan as amended (the ``1993 Plan").**
    10.22  Form of Stock Option Agreement pertaining to the 1993 Plan.**
    10.23  Form of Notice of Grant of Stock Option pertaining to the 1993 Plan.**
    10.24  Form of Stock Purchase Agreement pertaining to the 1993 Plan.**
    10.25  The Registrant's 1996 Stock Incentive Plan (the ``1996 Plan").**
    10.26  Form of Stock Option Agreement pertaining to the 1996 Plan.**
  10.26.1  Form of Automatic Stock Option Agreement pertaining to the 1996 Plan.**
    10.27  Form of Notice of Grant of Stock Option pertaining to the 1996 Plan.**
  10.27.1  Form of Notice of Grant of Non-Employee Director Automatic Stock Option pertaining to the 1996 Plan.**
    10.28  Form of Stock Issuance Agreement pertaining to the 1996 Plan.**
    10.29  The Registrant's Employee Stock Purchase Plan.**
     11.1  Statement regarding computation of per share earnings.**
     21.1  Subsidiaries of the Registrant.**
     23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors.**
     23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).**
     23.3  Consent of Grant Thornton LLP, Independent Certified Public Accountants.**
     24.1  Power of Attorney (see page II-6).**


- ---------

**  Previously filed.


+    Portions  of this  Exhibit have  been deleted  pursuant to  a  Confidential
    Treatment Request filed with the Commission.

    (b) Financial Statement Schedules

        Not applicable.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of Registrant, Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PETALUMA, STATE OF CALIFORNIA ON THIS 26TH DAY OF SEPTEMBER, 1996.


                                       ADVANCED FIBRE COMMUNICATIONS, INC.


                                       By           /s/ DAN E. STEIMLE

                                          --------------------------------------

                                                      Dan E. Steimle
                                             VICE PRESIDENT, CHIEF FINANCIAL
                                                         OFFICER,
                                                 TREASURER AND SECRETARY



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



               SIGNATURE                                         TITLE                                    DATE
- ---------------------------------------  ------------------------------------------------------  ----------------------

           /s/ DONALD GREEN*
    -------------------------------      Chairman of the Board and Chief Executive Officer         September 26, 1996
             Donald Green                 (principal executive officer)

         /s/ CARL J. GRIVNER*
    -------------------------------      President, Chief Operating Officer and Director           September 26, 1996
            Carl J. Grivner

          /s/ DAN E. STEIMLE             Vice President, Chief Financial Officer, Treasurer and
    -------------------------------       Secretary (principal financial and accounting            September 26, 1996
            Dan E. Steimle                officer)

           /s/ B.J. CASSIN*
    -------------------------------      Director                                                  September 26, 1996
              B.J. Cassin

      /s/ CLIFFORD H. HIGGERSON*
    -------------------------------      Director                                                  September 26, 1996
         Clifford H. Higgerson

          /s/ BRIAN JACKMAN*
    -------------------------------      Director                                                  September 26, 1996
             Brian Jackman

            /s/ DAN RASDAL*
    -------------------------------      Director                                                  September 26, 1996
              Dan Rasdal

      *By:     /s/ DAN E. STEIMLE
      --------------------------
            Dan E. Steimle
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                              DOCUMENT DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------

      1.1  Form of Underwriting Agreement.**
      3.1  Second Amended and Restated Certificate of Incorporation of the Registrant.**
      3.2  Third Amended and Restated Certificate of Incorporation of the Registrant.**
      3.3  Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant.**
      3.4  Bylaws of the Registrant.**
      3.5  Form of Amended and Restated Bylaws of the Registrant.**
      4.1  Specimen Certificate of Common Stock.**
      4.2  Series E Preferred Stock Purchase Agreement, dated September 29, 1995, between the Registrant and certain purchasers of the Registrant's Series E Preferred Stock.**
      4.3  Certificate of Incorporation of the Registrant (included in Exhibit 3.1).**
      5.1  Opinion of Brobeck, Phleger & Harrison LLP.**
     10.1  Form of Warrant Issued In Connection with the Sale of the Registrant's Series A Preferred Stock on
           January 6, 1993.**
     10.2  Form of Warrant Issued In Connection with the Sale of the Registrant's Series B Preferred Stock on
           October 5, 1993.**
     10.3  Form of Warrant Issued in Connection with the Sale of the Registrant's Series C Preferred Stock on March
           16, 1994.**
     10.4  Form of Performance Warrant Issued in Connection with the Sale of the Registrant's Series C Preferred
           Stock on March 16, 1994 and May 4, 1994.**
   10.4.1  Form of Amendment to Warrants and Performance Warrants.**
     10.5  Warrant Issued in Connection with the Sale of the Registrant's Series E Preferred Stock on September 29,
           1995.**
     10.6  Restricted Stock Issuance Agreement, dated May 19, 1995, between the Registrant, Donald Green and
           Maureen Green.**
     10.7  Compensation Agreement, dated May 19, 1995, between the Registrant and Donald Green.**
     10.8  Promissory Note Secured by Pledge Agreement, dated May 31, 1995, by Donald Green in favor of the
           Registrant.**
     10.9  Stock Pledge Agreement, dated June 16, 1995, between the Registrant and Donald Green.**
    10.10  Promissory Note issued by Carl Grivner, dated October 5, 1995, in favor of the Registrant.**
    10.11  Shareholder and Joint Venture Agreement, dated December 28, 1995, between the Registrant and Harris
           Corporation, acting for the purposes of the agreement through its Digital Telephone Systems Division.**+
    10.12  Joint Venture & Partnership Agreement, dated April 11, 1994, between the Registrant and Tellabs
           Operations, Inc.+
    10.13  License, Joint Development, Supply and Authorized Manufacturing Agreement, dated September 25, 1992, between the Registrant and Industrial Technology Research Institute of the Republic of China.**+
    10.14  Hangzhou Aftek Communication Registrant Ltd. Contract, dated June 18, 1994, between Advanced Fibre
           Technology Communication (Hong Kong) Limited and Hangzhou Communication Equipment Factory of the MPT.,
           HuaTong Branch.**+
    10.15  1445 & 1455 McDowell Boulevard North Net Lease, dated February 1, 1993, between the Registrant and G &
           W/ Redwood Associates Joint Venture, for the premises located at 1445 McDowell Boulevard North.**
    10.16  Redwood Business Park Net Lease, dated July 9, 1995, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at 1455 McDowell Boulevard North.**
    10.17  Redwood Business Park Net Lease, dated July 10, 1995, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at 1440 McDowell Boulevard North.**

 EXHIBIT
 NUMBER                                              DOCUMENT DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------
    10.18  Redwood Business Park Net Lease, dated June 3, 1996, between the Registrant and G & W/ Redwood
           Associates Joint Venture, for the premises located at Buildings 1 & 9 of Willowbrook Court.**
    10.19  Second Amended and Restated Loan and Security Agreement, dated December 7, 1995, between the Registrant and Bank of the West.**
    10.20  Form of Indemnification Agreement for Executive Officers and Directors of the Registrant.**
    10.21  The Registrant's 1993 Stock Option/Stock Issuance Plan as amended (the ``1993 Plan").**
    10.22  Form of Stock Option Agreement pertaining to the 1993 Plan.**
    10.23  Form of Notice of Grant of Stock Option pertaining to the 1993 Plan.**
    10.24  Form of Stock Purchase Agreement pertaining to the 1993 Plan.**
    10.25  The Registrant's 1996 Stock Incentive Plan (the ``1996 Plan").**
    10.26  Form of Stock Option Agreement pertaining to the 1996 Plan.**
  10.26.1  Form of Automatic Stock Option Agreement pertaining to the 1996 Plan.**
    10.27  Form of Notice of Grant of Stock Option pertaining to the 1996 Plan.**
  10.27.1  Form of Notice of Grant of Non-Employee Director Automatic Stock Option pertaining to the 1996 Plan.**
    10.28  Form of Stock Issuance Agreement pertaining to the 1996 Plan.**
    10.29  The Registrant's Employee Stock Purchase Plan.**
     11.1  Statement regarding computation of per share earnings.**
     21.1  Subsidiaries of the Registrant.**
     23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors.**
     23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).**
     23.3  Consent of Grant Thornton LLP, Independent Certified Public Accountants.**
     24.1  Power of Attorney (see page II-6).**


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**  Previously filed.


+     Portions  of this  Exhibit have  been deleted  pursuant to  a Confidential
    Treatment Request filed with the Commission.